Exhibit (c)(6)

Presentation to the Conflicts Committee of Sprague Resources GP LLC Discussion Materials April 29, 2022 / Confidential Jefferies LLC Member SIPC

Jefferies LLC April 2022 / Disclaimer The following pages contain materials provided to the Conflicts Committee of the Board of Directors (the “Committee”) of Sprague Resources GP LLC , the general partner of Sprague Resources, LP (“SRLP”), by Jefferies LLC (“Jefferies”) in connection with a potential transaction involving SRLP and Hartree Partners, LP (“Hartree”). These materials were prepared on a confidential basis in connection with an oral presentation to the Committee and not with a view toward complying with the disclosure standards under state or federal securities laws. These materials are solely for use of the Committee and may not be used for any other purpose or disclosed to any party without Jefferies’ prior written consent. The information contained in this presentation is based solely on publicly available information or information furnished to Jefferies by SRLP management. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. These materials are necessarily based on economic, market and other conditions as they exist on, and information made available as of, the date hereof. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein. Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. These materials are not and should not be construed as a fairness opinion. i

Executive Summary

Key Points

- On January 11, 2022, Sprague Resources LP ("Sprague") (NYSE: SRLP) announced the receipt of an unsolicited non-binding proposal from Hartree Partners, LP ("Hartree") pursuant to which Hartree would acquire all of the outstanding common units of Sprague (the "Common Units") that Hartree and its affiliates do not already own in exchange for $16.50 in cash per Common Unit
  - Hartree and its affiliates hold ~74.5% of the outstanding Common Units of Sprague
  - The proposed consideration represented a premium of 8.0% to the closing price of the Common Units on January 11, 2022
- On April 18, 2022, Hartree proposed consideration of $17.00 per Common Unit, implying an aggregate common unit equity purchase price of ~$114 MM

Proposed Transaction Structure

Proposed Offer Economics	
SRLP Common Units Outstanding (MM)	26.2
Less: Common Units Held by Hartree (MM)	(19.5)
Publicly Held SRLP Common Units (MM)	**6.7**
Offer Price per SRLP Common Unit	$17.00
Common Unit Equity Purchase Price ($ MM)	**$113.7**



Hartree
$113.7 MM in Cash ($17.00 per Common Unit)
6.7 MM SRLP Common Units
Sprague HP Holdings, LLC
~74.5% LP Interest and IDRs
Sprague Resources GP LLC
0% GP Interest
Public Unitholders
Management and Board
~24.1% LP Interest
~1.4% LP Interest
Sprague
NYSE: SRLP

Jefferies LLC / April 2022 1 Jefferies

Hartree Offer Analysis

($ MM, except per unit values)

Proposed Transaction Overview

Hartree Proposal	
Purchase Price per SRLP Common Unit	$17.00
SRLP Common Units Held by Public (MM)	6.7
Common Unit Equity Purchase Price ($ MM)	**$113.7**

Purchase Price	Metric	Unit Price	Current Offer Price **$17.00**
Implied Premium / (Discount) to SRLP:	Unit Price at Initial Proposal (as of 1/11/22)	$15.28	11.3%
	Closing Unit Price (as of 4/27/22)	16.49	3.1%
	10-Day VWAP (as of 1/11/22)	14.14	20.2%
	20-Day VWAP (as of 1/11/22)	13.59	25.1%
	30-Day VWAP (as of 1/11/22)	13.74	23.7%
	90-Day VWAP (as of 1/11/22)	16.57	2.6%
	52-Week High	29.43	(42.2%)
	52-Week Low	12.31	38.1%
	IPO Unit Price (at 10/25/13)	18.00	(5.6%)
Purchase Price			$17.00
Fully Diluted Units Outstanding (MM)			26.2
Implied Total SRLP Equity Value			**$446**
Plus: Total Debt [(1)]			681
Less: Cash & Cash Equivalents			(1)
Implied Total Enterprise Value			**$1,126**

Implied Transaction Statistics	Metric [(2)]	Implied TEV Multiple
Implied Transaction Total Enterprise Value / 2021A EBITDA	$110.7	10.2x
Implied Transaction Total Enterprise Value / 2022E EBITDA	110.5	10.2x

Source: Sprague Management, Public filings, Wall Street research, Capital IQ. Balance sheet data as of 12/31/21.
(1) Total debt includes normalized working capital facility balance.
(2) EBITDA projections per Sprague Management.

Jefferies LLC / April 2022

2

Jefferies

Jefferies LLC April 2022 / SRLP Historical Unit Price (Last Five Years) $- $5 $10 $15 $20 $25 $30 $35 4/27/17 2/25/18 12/26/18 10/27/19 8/26/20 6/26/21 4/27/22 SRLP Offer Price Offer Price Relative to Historical SRLP Unit Prices Unit Price Premium / (Discount) Offer Price $17.00 — Current Price $16.49 3.1% 5-Year High $30.10 (43.5%) 5-Year Low $10.27 65.5% Source: Capital IQ as of 4/27/22. Offer Price: $17.00/unit $16.49 October 25, 2021 SRLP announced a 35% distribution cut for Q3 2021 with a cash distribution of $0.4338/unit, down from Q2 2021’s distribution of $0.6675/unit SRLP’s unit price fell 15.5% June 4, 2020 SRLP announces withdrawal of proposal announced on March 27th March 27, 2020 SRLP announced receipt of proposal to acquire all outstanding common units for $13.00/unit April 20, 2021 Axel Johnson entered into an agreement to sell controlling interest in SRLP to Hartree May 28, 2021 Hartree completes purchase of controlling interest in SRLP for $16.50/unit and $25 MM for the GP interest August 5, 2021 SRLP released guidance that a reduction in the distribution for Q3 2021 should be expected in order to fund capital projects SRLP’s unit price fell 24.1% January 11, 2022 Hartree proposes a take-private offer at $16.50/unit Since Hartree’s proposal, SRLP’s unit price has ranged from $16.24 to $17.72 3

Jefferies LLC April 2022 / Implied Premiums Sensitivity Illustrative Cash Consideration Per Publicly-Held SRLP Common Unit $17.00 $17.50 $18.00 $18.50 $19.00 $19.50 $20.00 $20.50 $21.00 $21.50 $22.00 $22.50 $23.00 $23.50 $23.80 Incremental Cash Consideration from Hartree ($MM) $- $3.3 $6.7 $10.0 $13.4 $16.7 $20.1 $23.4 $26.7 $30.1 $33.4 $36.8 $40.1 $43.5 $45.5 SRLP Unit Price at Initial Offer to the Committee (1) $15.28 Implied Premium / (Discount) to SRLP Unit Price at Offer 11.3% 14.5% 17.8% 21.1% 24.3% 27.6% 30.9% 34.2% 37.4% 40.7% 44.0% 47.3% 50.5% 53.8% 55.8% SRLP Unit Price at Current Price (as of 4/27/22) $16.49 Implied Premium / (Discount) to Current SRLP Unit Price 3.1% 6.1% 9.2% 12.2% 15.2% 18.3% 21.3% 24.3% 27.3% 30.4% 33.4% 36.4% 39.5% 42.5% 44.3% Additional SRLP Premiums Analysis 10-Day VWAP (as of 1/11/22) $14.14 20.2% 23.7% 27.3% 30.8% 34.3% 37.9% 41.4% 45.0% 48.5% 52.0% 55.6% 59.1% 62.6% 66.2% 68.3% 20-Day VWAP (as of 1/11/22) $13.59 25.1% 28.8% 32.4% 36.1% 39.8% 43.5% 47.2% 50.8% 54.5% 58.2% 61.9% 65.6% 69.2% 72.9% 75.1% 30-Day VWAP (as of 1/11/22) $13.74 23.7% 27.4% 31.0% 34.6% 38.3% 41.9% 45.6% 49.2% 52.8% 56.5% 60.1% 63.8% 67.4% 71.0% 73.2% 90-Day VWAP (as of 1/11/22) $16.572.6% 5.6% 8.6% 11.6% 14.7% 17.7% 20.7% 23.7% 26.7% 29.8% 32.8% 35.8% 38.8% 41.8% 43.6% 52-Week High $29.43(42.2%) (40.5%) (38.8%) (37.1%) (35.4%) (33.7%) (32.0%) (30.3%) (28.6%) (26.9%) (25.2%) (23.5%) (21.8%) (20.1%) (19.1%) 52-Week Low $12.3138.1% 42.1% 46.2% 50.2% 54.3% 58.4% 62.4% 66.5% 70.5% 74.6% 78.7% 82.7% 86.8% 90.8% 93.3% IPO Unit Price (at 10/25/13) $18.00(5.6%) (2.8%) -% 2.8% 5.6% 8.3% 11.1% 13.9% 16.7% 19.4% 22.2% 25.0% 27.8% 30.6% 32.2% Analysis at Various Per Unit Offer Prices Source: Capital IQ as of 4/27/22. (1) Reflects SRLP unit price as of 1/11/22; acquisition proposal was announced after market close. Current Offer 4

Jefferies LLC April 2022 / $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 $46 2022E 2023E 2024E 2025E 2026E Summary of Cases Analyzed Growth Cases Incorporate Projections for the Upside Opportunities as Provided to the Committee by Sprague Management EBITDA ($ MM) Distributable Cash Flow ($ MM) Capital Expenditures ($ MM) Total Distributions ($ MM) and Total Coverage (x) Lower Risking Company Risking Company Risking With $24 MM Minimum Growth Capex Higher Risking 1.4x 1.4x 1.4x 1.4x 1.7x 1.5x 1.6x 1.6x 1.8x 1.5x 1.7x 1.7x 1.9x 1.6x 1.8x 1.8x 2.0x 1.6x 1.8x 1.9x $111 $130 $135 $142 $146 $111 $124 $127 $131 $134 $110 $118 $119 $122 $124 $111 $124 $128 $133 $137 2022E 2023E 2024E 2025E 2026E $63 $78 $82 $90 $94 $63 $74 $77 $81 $84 $63 $70 $71 $74 $76 $63 $74 $78 $83 $87 2022E 2023E 2024E 2025E 2026E $91 $27 $26 $27 $23 $68 $24 $24 $24 $21 $44 $21 $21 $20 $20 $68 $29 $30 $28 $31 2022E 2023E 2024E 2025E 2026E 5

Jefferies LLC April 2022 / $13.79 $21.38 $17.10 $19.58 $22.06 $14.92 $18.84 $14.53 $16.19 $16.06 $16.94 $16.36 $30.78 $25.34 $28.54 $31.74 $22.51 $25.92 $20.92 $22.51 $22.36 $23.37 $- $10.00 $20.00 $30.00 $40.00 Take-Private Precedent Transactions Risked Growth Case Assuming $24 MM Minimum Unrisked Growth Capex Per Year Low Risked Growth Case Risked Growth Case High Risked Growth Case Base Case Risked Growth Case Base Case Risked Growth Case Base Case Midpoint of 2022E Guidance Hartree Offer: $17.00 Preliminary Valuation Range – Sprague Resources LP Methodology Implied SRLP Unit Price ($/Unit) Assumptions Discounted Cash Flow Analysis Based on precedent premiums paid (25% / 75% quartiles) to: 1-day, 10-day and 30-day prior unit pricing (1) Premiums Paid Analysis is solely for informational purposes and not valuation methodology used by Jefferies. Discount rate range of 7.6% – 8.6%, terminal exit multiples of 9.5x – 11.5x Based on 2023E EV/EBITDA of 9.5x – 11.0x Selected Public Companies Analysis Based on 2022E EV/EBITDA of 10.0x – 11.5x TEV / 2022E EBITDA Based on 2022E EV/EBITDA of 10.0x – 11.5x Based on 2022E EV/EBITDA of 10.0x – 11.5x Based on 2023E EV/EBITDA of 9.5x – 11.0x Discount rate range of 7.6% – 8.6%, terminal exit multiples of 9.5x – 11.5x Premiums Paid Analysis (1) TEV / 2023E EBITDA Discount rate range of 7.6% – 8.6%, terminal exit multiples of 9.5x – 11.5x, risking adjusted up for each upside opportunity by 25% Discount rate range of 7.6% – 8.6%, terminal exit multiples of 9.5x – 11.5x, risking adjusted down for each upside opportunity by 25% Discount rate range of 7.6% – 8.6%, terminal exit multiples of 9.5x – 11.5x, 50% risking on incremental EBITDA from 6.0x capex build Risked Growth Case Assuming $24 MM Minimum Un-Risked Growth Capex Per Year Growth Case – Lower Risking Growth Case – Company Risking Growth Case – Higher Risking 6

Jefferies LLC April 2022 / Appendix 7

Selected Comparables Analysis

($ MM, except per unit amounts)

Company	Price on 4/27/22	Share / Unit Price vs. LTM High	Share / Unit Price vs. LTM Low	Total Equity Market Value	Enterprise Value[(1)]	EV / EBITDA 2022E	EV / EBITDA 2023E	Distribution Yield Current	Distribution Yield 2022E	'22E-'24E EBITDA CAGR
Sunoco LP	$ 41.56	88.5%	122.4%	$ 3,478	$ 7,606	9.5x	9.0x	7.9%	7.9%	4.1%
Global Partners LP	25.82	89.3%	132.7%	878	2,251	8.8x	8.5x	9.1%	9.1%	N/A
Suburban Propane Partners, L.P.	16.61	94.8%	120.1%	1,046	2,205	8.0x	7.9x	7.8%	8.2%	1.0%
CrossAmerica Partners LP	21.26	91.3%	123.1%	806	1,620	10.2x	9.7x	9.9%	10.1%	N/A
Blueknight Energy Partners, L.P.	4.58	99.6%	152.7%	192	593	11.9x	NA	3.7%	3.5%	N/A
Average						**9.7x**	**8.8x**	**7.7%**	**7.8%**	**2.5%**
Median						**9.5x**	**8.7x**	**7.9%**	**8.2%**	**2.5%**
Sprague Resources LP[(2)]	**$ 16.49**	**56.0%**	**133.9%**	**$ 433**	**$ 1,113**	**10.1x**	**9.0x**	**10.5%**	**10.5%**	**7.1%**

TEV / Adj. EBITDA	Adjusted EBITDA	Valuation Multiple Low	-	Valuation Multiple High	Implied TEV Low	-	Implied TEV High	(Less) Net Debt	Implied Equity Value Low	-	Implied Equity Value High	Implied Value Per Unit Low	-	Implied Value Per Unit High
Midpoint of 2022E Guidance	$113	10.0x	-	11.5x	$1,125	-	$1,294	($681)	$444	-	$613	$16.94	-	$23.37
2022E Base Case	110	10.0x	-	11.5x	1,102	-	1,267	(681)	421	-	587	16.06	-	22.36
2022E Risked Growth Case	111	10.0x	-	11.5x	1,105	-	1,271	(681)	425	-	591	16.19	-	22.51
2023E Base Case	112	9.5x	-	11.0x	1,062	-	1,230	(681)	381	-	549	14.53	-	20.92
2023E Risked Growth Case	124	9.5x	-	11.0x	1,175	-	1,361	(681)	494	-	680	18.84	-	25.92

Source: Public filings, Capital IQ, Wall Street research and SRLP Management.
(1) Includes common units, other classes of LP units and implied equity value of GP.
(2) Total debt includes the acquisition facility and a normalized working capital facility balance over the last the last two years. EBITDA estimates reflect Risked Growth Case projections as provided by Sprague Management.

Jefferies LLC / April 2022
8
Jefferies

Selected Take-Private Precedent Transactions – Premiums Paid Analysis

					Price				% Premium		
Announcement Date	Acquirer	Target	Transaction Type	Consideration	Offer	One-Day Prior Spot	10-Trading Day Prior Average	20-Trading Day Prior Average	One-Day Prior Spot	10-Trading Day Prior Average	20-Trading Day Prior Average
4/22/22	Ergon, Inc.	BlueKnight Energy Partners	Affiliate	Cash	$4.65	$3.07	$3.08	$3.11	51.5%	51.0%	49.6%
10/27/21	Phillips 66	Phillips 66 Partners	Affiliate	Stock	41.11	39.21	39.52	38.53	4.8%	4.0%	6.7%
8/5/21	BP	BP Midstream Partners	Affiliate	Stock	13.01	13.01	13.79	13.93	-%	(5.6%)	(6.6%)
2/5/21	Chevron	Noble Midstream Partners	Affiliate	Stock	12.47	12.47	12.00	12.30	-%	3.9%	1.4%
10/5/20	TC Energy Corp	TC Pipeline LP	Affiliate	Stock	27.31	25.90	26.42	27.45	5.4%	3.4%	(0.5%)
8/27/19	Blackstone Infrastructure Partners	Tallgrass Energy, LP	Affiliate	Cash	22.45	14.35	15.45	16.54	56.4%	45.3%	35.7%
5/8/19	MPLX LP	Andeavor Logistics LP	Affiliate	Stock	36.54	33.85	33.76	33.96	7.9%	8.2%	7.6%
3/18/19	ArcLight Capital	American Midstream Partners, LP	Affiliate	Cash	5.25	6.35	5.99	6.02	(17.3%)	(12.3%)	(12.8%)
11/26/18	ArcLight Capital	TransMontaigne Partners LP	Affiliate	Cash	41.00	36.40	37.08	37.55	12.6%	10.6%	9.2%
11/8/18	Western Gas Equity Partners	Western Gas Partners	Affiliate	Stock	50.33	46.77	41.10	44.19	7.6%	22.5%	13.9%
10/22/18	EnLink Midstream	EnLink Midstream Partners	Affiliate	Cash	18.46	18.26	18.31	18.53	1.1%	0.8%	(0.4%)
10/18/18	Valero Energy Corporation	Valero Energy Partners LP	Affiliate	Cash	42.25	39.85	39.53	38.76	6.0%	6.9%	9.0%
10/9/18	Antero Midstream GP LP	Antero Midstream Partners	Affiliate	Stock	31.41	29.48	29.29	29.68	6.5%	7.2%	5.8%
9/18/18	Enbridge Inc	Enbridge Energy Partners	Affiliate	Stock	11.48	11.25	11.42	11.42	2.1%	0.6%	0.5%
8/24/18	Enbridge Inc	Spectra Energy Partners	Affiliate	Stock	40.00	37.85	37.50	36.84	5.7%	6.7%	8.6%
8/1/18	Energy Transfer Equity	Energy Transfer Partners	Affiliate	Stock	23.59	21.21	20.83	19.60	11.2%	13.3%	20.4%
6/19/18	Cheniere Energy, Inc.	Cheniere Partners Holdings	Affiliate	Stock	30.93	30.28	30.02	29.06	2.2%	3.0%	6.5%
5/17/18	Williams	Williams Partners	Affiliate	Stock	40.89	38.42	37.48	35.99	6.4%	9.1%	13.6%
4/26/18	EQT Midstream Partners	Rice Midstream Partners	Affiliate	Stock	20.66	18.82	18.44	18.24	9.8%	12.1%	13.3%
3/27/18	Tallgrass Energy GP	Tallgrass Energy Partners	Affiliate	Stock	35.42	35.20	36.93	38.88	0.6%	(4.1%)	(8.9%)
4/4/17	World Point Terminals, Inc.	World Point Terminals LP	Affiliate	Cash	17.30	16.35	16.23	16.41	5.8%	6.6%	5.4%
3/2/17	VTTI, B.V.	VTTI Energy Partners, LP	Affiliate	Cash	19.50	18.40	18.59	18.54	6.0%	4.9%	5.2%
1/27/17	Enbridge Energy Company	Midcoast Energy Partners LP	Affiliate	Cash	8.00	8.75	8.13	7.72	(8.6%)	(1.6%)	3.6%
11/1/16	TransCanada Corporation	Columbia Pipeline Partners	Affiliate	Cash	17.00	16.00	16.17	16.18	6.3%	5.1%	5.1%
Max									**56.4%**	**45.3%**	**35.7%**
75% Quartile									**7.1%**	**8.7%**	**9.1%**
Mean									**6.0%**	**6.5%**	**6.2%**
Median									**5.8%**	**5.1%**	**5.8%**
25% Quartile									**1.6%**	**1.9%**	**1.0%**
Min									**(17.3%)**	**(12.3%)**	**(12.8%)**
1/11/22	**Hartree Partners**	**Sprague Resources Partners**	**Affiliate**	**Cash**	**$17.00**	**$15.28**	**$14.13**	**$13.66**	**11.3%**	**20.3%**	**24.5%**

Source: Capital IQ, Public filings.

Jefferies LLC / April 2022 9

Jefferies